                                                               EXHIBIT 13 (c)(i)

                                December 21, 1993

The Depository Trust Company
55 Water Street
New York, New York 10041

Attention: General Counsel's Office

            Re:   Van Kampen Merritt Select Sector
                  Municipal Trust -- Remarketed Preferred
                  Shares of Beneficial Interest ("RP(R)")

Ladies and Gentlemen:

            The purpose of this letter is to set forth certain matters relating to the issuance and sale by Van Kampen Merritt Select Sector Municipal Trust (the "Fund") of 680 shares of its preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share, designated as Remarketed Preferred Shares, Series A ("RP Series A") and 680 shares of its preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share, designated Remarketed Preferred Shares, Series B ("RP Series B") (collectively, the RP Series A and RP Series B are referred to herein as the "RP"), pursuant to the Fund's Declaration of Trust (as defined below). Pursuant to the paying agent agreement, dated as of December 21, 1993 (the "Paying Agent Agreement"), between the Fund and Bankers Trust Company ("Bankers Trust"), Bankers Trust will act as the paying agent, transfer agent, registrar, dividend disbursing agent, settlement agent and agent for certain notifications for the Fund in connection with the shares of each series of RP (hereinafter referred to, when acting in any such capacity, as the "Paying Agent").

-----------
(R)   Registered trademark of Merrill Lynch & Co, Inc.

The Depository Trust Company
December 21, 1993
Page 2

            Pursuant to a purchase agreement, dated December 14, 1993 (the "Purchase Agreement"), among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and Prudential Securites Incorporated (the "Underwriters"), the Fund and Van Kampen Merritt Investment Advisory Corp. (the "Adviser"), the Underwriters have agreed to purchase from the Fund, and the Fund has agreed to issue and sell to the Underwriters, the shares of each of RP Series A and RP Series B.

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Fund has filed with the Securities and Exchange Commission a Registration Statement on Form N-2 and a prospectus and statement of additional information contained therein (the "Prospectus") concerning the issuance of the RP, which includes, among other things, a description of the role of The Depository Trust Company ("DTC") with respect to such RP. Attached hereto is a copy of the Prospectus.

            Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Declaration of Trust (as defined below), a copy of which is attached hereto, unless the context otherwise requires.

            To induce DTC to accept the RP as eligible for deposit at DTC and to act in accordance with its rules with respect to the RP, the Fund and the Paying Agent agree with DTC as follows:

            1. The Fund shall cause the Underwriters to deliver at the closing with respect to the Purchase Agreement, which is scheduled for December 21, 1993, for deposit with DTC one share certificate with respect to each series of RP (each an "RP Certificate"), which certificate will represent the total number of shares of each respective series of RP issued and registered in the

The Depository Trust Company
December 21, 1993
Page 3

name of DTC's nominee, Cede & Co. ("Cede"), and each such RP Certificate shall remain in DTC's custody as provided herein.

            2. The Fund's Declaration of Trust, as amended, including the Certificate of Vote (sometimes referred to herein together with the Fund's Declaration of Trust as the "Declaration of Trust") establishing the rights and preferences of the shares of each series of RP, provides for the solicitation of consents from and voting by Holders of the shares of each series of RP under certain circumstances. The Fund shall establish a record date for such purposes and give DTC notice of such record date not less than 15 calendar days in advance of such record date to the extent possible.

            3. If fewer than all of the shares of any series of RP are to be redeemed pursuant to Part I, Section 4 of the Certificate of Vote, the number of shares of such series of RP to be redeemed shall be determined by the Board of Trustees of the Fund and the Fund shall notify the Paying Agent and DTC by 1:00 p.m., New York City time, (A) in the case of an optional redemption, on the Settlement Date (or, if there is no Settlement Date, the later of the Dividend Payment Date or the seventh day) prior to the earliest date on which such redemption shall occur and (B) in the case of a mandatory redemption, if the Fund shall have received the relief from the Securities and Exchange Commission described in the Prospectus with respect to mandatory redemptions, on the second Business Day preceding the redemption date established by the Board of Trustees and specified in such notice. By the close of business on the day on which the Paying Agent receives a Notice of Redemption from the Fund, the Paying Agent will give telephonic notice to DTC, and the Paying Agent shall give DTC a hand delivered copy of such notice which will be marked "TIME CRITICAL" and shall include a copy addressed to Vice President, Reorganization Department (which call notice shall include the aggregate number of shares of

The Depository Trust Company
December 21, 1993
Page 4

such series of RP to be redeemed). Unless certificates representing the shares of such series of RP are held by Holders other than DTC or its nominee, DTC, upon receipt of a Notice of Redemption from the Paying Agent, will determine by lot the number of shares of such series of RP to be redeemed from the account of each DTC Participant ("Participant"). DTC shall use its best efforts to complete such lottery and notify the Paying Agent of the results of such lottery by 10:00 a.m., New York City time, on the second Business Day following the date on which DTC receives the call notice from the Paying Agent. DTC shall notify the Paying Agent by such time that each Participant has credited to its DTC account shares of such series of RP that are selected for redemption by DTC ("Redemption Shares") and shall, using its best efforts, provide the Paying Agent with the names of the persons or departments at each such Participant to be contacted regarding such redemption. Each Participant, as necessary, will in turn determine by lot the number of Redemption Shares to be redeemed from the accounts of the Existing Holders of shares of such series of RP in sufficient time to enable the Paying Agent to notify such Existing Holders as provided in the Paying Agency Agreement.

            4. The Declaration of Trust provides that the dividend rate for the shares of each series of RP may vary from time to time based upon the results of the implementation of the Remarketing Procedures set forth in Part II of the Certificate of Vote. The Paying Agent shall telecopy notice to Manager, Announcements, Dividends Department, The Depository Trust Company, at (212) 709-1723, of the Applicable Dividend Rate and the Dividend Payment Date with respect to the shares of each series of RP (the "Dividend Rate Notices") no later than the day following each Remarketing after implementation of such procedures and shall verify receipt by DTC of such notice by contacting the Supervisor, Announcements, Dividends Department, The Depository Trust Company, at (212) 709-1270. The Paying Agent shall make available,

The Depository Trust Company
December 21, 1993
Page 5

by telecopy, facsimile or other similar means, to Interactive Data Services, Inc., or any other announcement service to which DTC may subscribe, the Applicable Dividend Rate and the Dividend Payment Date on each Remarketing Date after implementation of such procedures.

            5. The Prospectus indicates that each series of RP contains provisions restricting transfer of such RP. The Fund and the Paying Agent acknowledge that so long as Cede is the sole record owner of shares of any series of RP, it shall be entitled to all voting rights applicable to such RP and to receive the full amount of all dividends, liquidation proceeds and redemption proceeds payable with respect to such RP. The Fund and the Paying Agent acknowledge that DTC shall treat any Participant having shares of any series of RP credited to its DTC account as entitled to the full benefits of ownership of such RP even if the crediting of shares of such RP to the DTC accounts of such Participant results from transfers or failures to transfer in violation of the provisions of the share transfer restrictions. Without limiting the generality of the preceding sentence, the Fund and the Paying Agent acknowledge that DTC shall treat any Participant having shares of any series of RP credited to its DTC account as entitled to receive dividends, distributions and voting rights, if any, in respect of such RP and, subject to Section 11 hereof, to receive certificates evidencing such RP if such certificates are to be issued in accordance with the Fund's Declaration of Trust. (The treatment by DTC of the effects of the crediting by it of shares of such series of RP to the accounts of Participants described in the preceding two sentences shall not affect the rights of the Fund, participants in Remarketings relating to shares of such series of RP or purchasers, sellers or Holders of shares of such series of RP against any Participant.) DTC shall have no responsibility to ascertain that any transfer of shares of any series of RP is made in accordance with the provisions of such share's transfer restrictions.

The Depository Trust Company
December 21, 1993
Page 6

            6. All notices and payment advices sent to DTC shall contain the CUSIP number set forth in the respective RP Certificate.

            7. Notices to DTC by facsimile transmission shall be sent to (212) 709-1093 or (212) 709-1094. Notices to DTC by any other means shall be sent to:

            Manager, Reorganization Department
            Reorganization Window
            The Depository Trust Company
            7 Hanover Square, 23rd Floor
            New York, New York 10004

            8. Dividend payments shall be received by Cede, as nominee of DTC, or its registered assigns in same-day funds on each payment date (or the equivalent in accordance with existing arrangements between the Fund or the Paying Agent and DTC). Such payments shall be made payable to the order of "Cede & Co." Absent any other existing arrangements such payments shall be addressed as follows:

            Manager, Cash Receipts, Dividends
            The Depository Trust Company
            7 Hanover Square, 24th Floor
            New York, New York 10004

            9. Redemption payments shall be made in same-day funds by the Paying Agent in the manner set forth in the SDFS Paying Agent Operating Procedures (a copy of which previously has been furnished to the Paying Agent).

            10. DTC may direct the Paying Agent to use any other telephone number for facsimile transmission, address or department of DTC as the number, address or department to which payments of dividends, redemption proceeds or notices may be sent.

The Depository Trust Company
December 21, 1993
Page 7

            11. In the event of a partial redemption necessitating a reduction in the number of outstanding shares of any series of RP, DTC, in its discretion,
(a) may request the Fund to direct the Paying Agent to issue and authenticate a new RP Certificate with respect to the shares of the respective series of RP in exchange for surrender of the old RP Certificate with respect to such series or
(b) shall make an appropriate notation on the RP Certificate with respect to such series indicating the date and amounts of such reduction in the outstanding shares of such series of RP, except in the case of a final redemption of shares of such series of RP in which case the RP Certificate with respect to such series must be surrendered to the Paying Agent prior to payment.

            12. In the event that beneficial owners of shares of any series of RP shall be able to obtain certified shares, the Paying Agent may notify DTC of the availability of certificates representing the ownership of shares of such series of RP. In such event, the Paying Agent will issue, transfer and exchange RP Certificates with respect to such series as required by DTC and others in appropriate amounts.

            13. Whenever DTC requests the Fund and the Paying Agent to do so, the Paying Agent and the Fund will cooperate with DTC in taking appropriate action to make available one or more separate certificates evidencing shares of any series of RP to any Participant having shares of such series of RP credited to its DTC account.

            14. DTC may determine to discontinue providing its services as securities depository with respect to shares of any series of RP at any time by giving 90 days written notice to the Fund and the Paying Agent (at which time DTC will confirm with the Paying Agent the aggregate amount of outstanding shares of such series of RP). Under such circumstances, at DTC's request the Fund or the Paying Agent will cooperate with DTC in taking appropriate action to make available one or more separate

The Depository Trust Company
December 21, 1993
Page 8

certificates evidencing shares of such series of RP to any Participant having shares of such series of RP credited to its DTC account.

            15. The Fund hereby authorizes DTC to provide to the Paying Agent position listings of its Participants with respect to shares of any series of RP from time to time at the request of the Paying Agent and upon DTC's receipt of its customary fee, and also authorizes DTC in the event of a partial redemption of shares of any series of RP to provide the Paying Agent, upon request, with the names of those Participants whose position in such RP has been selected for redemption by DTC. DTC agrees to use its best efforts to notify the Paying Agent of those Participants whose position in shares of such series of RP has been selected for redemption by DTC and to provide the Paying Agent with the names of the person or department at such Participants to contact regarding such redemption. The Fund authorizes the Paying Agent to provide DTC with such signatures, examples of signatures and authorizations to act as may be deemed necessary to DTC to permit DTC to discharge its obligations to its Participants and appropriate regulatory authorities.

            This authorization, unless revoked by the Fund, shall continue with respect to shares of each series of RP while shares of each such series of RP are on deposit at DTC, until and unless the Paying Agent shall no longer be acting. In such event, the Fund shall provide DTC with similar evidence of authorization of any successor thereto to so act. Such requests for securities positions shall be addressed as follows:

The Depository Trust Company
December 21, 1993
Page 9

            Supervisory; Proxy
            Reorganization Department
            The Depository Trust Company
            7 Hanover Square; 23rd Floor
            New York, New York 10004-2695
            Phone (212) 789-6870
            Fax (212) 709-6896

            16. (a) The Prospectus indicates that the Fund may at any time designate a Special Dividend Period with respect to shares of any series of RP prior to the commencement of such Special Dividend Period. In the event of such designation, the Fund will notify DTC in writing at least seven days prior to the Remarketing Date relating to such Special Dividend Period of all details concerning the Special Dividend Period. If the new dividend for a Special Dividend Period is to be payable on more than one Dividend Payment Date, such notice shall state all such Dividend Payment Dates and payment factors associated with such Dividend Period. The Paying Agent shall also notify DTC of each upcoming Dividend Payment Date on the business day after the preceding Dividend Payment Date.

                (b) The Fund will notify DTC, at least 10 business days prior to the payment date for an Additional Dividend (as defined in the Prospectus) in respect of shares of any series of RP, of (i) the record date for Holders of shares of such series of RP entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such Holders and
(iii) the CUSIP number set forth on the share certificate representing shares of such series of RP.

The Depository Trust Company
December 21, 1993
Page 10

            If you are in agreement with the terms of this Letter Agreement, please execute the Letter Agreement in the space provided below.

                                             Very truly yours,

                                             VAN KAMPEN MERRITT SELECT
                                                  SECTOR MUNICIPAL TRUST

                                             By: /s/ Ronald A. Nyberg
                                                 -------------------------------
                                             Name: Ronald A. Nyberg
                                             Title: Vice President and
                                                    Secretary

                                             BANKERS TRUST COMPANY
                                                  as paying agent

                                             By: /s/ Michelle Adler
                                                 -------------------------------
                                             Name: Michelle Adler
                                             Title: Assistant Vice President

Accepted as of the date
first written above

THE DEPOSITORY TRUST COMPANY

By: ___________________________________
Name: _________________________________
Title: ________________________________

Enclosures

cc: Merrill Lynch & Co.
       Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
    PaineWebber Incorporated
    Prudential Securites Incorporated